NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MARKET SHARE GAINS CONTINUE IN AUGUST AS BUYERS TURN TO LINEUP OF HIGH-QUALITY, FUEL-EFFICIENT PRODUCTS

●	Ford, Lincoln and Mercury August sales totaled 157,503 – lower than strong year-ago levels

●	Ford’s year-to-date sales up 18 percent versus year ago – double the growth of the overall industry

●	Market share continues to grow; August marked the 22nd time in the last 23 months Ford’s retail share increased as buyers continue turning to Ford’s fresh lineup of high-quality, fuel-efficient vehicles

●	Ford announces fourth quarter production plan

DEARBORN, Mich., Sept. 1, 2010 – Consumer demand for Ford’s fresh lineup of high-quality, fuel-efficient vehicles helped the company continue to grow its retail market share in August for the 22nd time in the last 23 months.

Ford, Lincoln and Mercury dealers delivered 157,503 new vehicles in August, down 11 percent versus a year ago, when Ford outpaced the industry during the “Cash for Clunkers” sales program.

Year-to-date, Ford sales totaled 1.28 million, up 18 percent – double the growth of the overall industry.

“Ford continues to outperform the overall industry,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.  “In this market, consumers are looking for vehicles that offer industry-leading quality, fuel economy, safety and technologies, and growing numbers of them are turning to Ford.”

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Last August, the Ford Focus and Escape were among the industry’s best sellers during the “Cash for Clunkers” program.  Even though both products had strong sales results this August, they had large declines against last year’s record sales.

Products with higher sales than a year ago include:

●
Ford’s popular F-Series truck, which posted one of its highest sales months in the last two years. August sales totaled 47,652, up 5 percent versus a year ago. Year-to-date, F-Series sales totaled 338,446, making it the only U.S. vehicle to eclipse the 300,000 milestone in 2010.

●	Sales for Ford’s E-Series van totaled 10,251, up 92 percent versus a year ago. The E-Series van has been America’s best-selling commercial van for 31 straight years; year-to-date sales totaled 74,608.

●
Taurus sales were 5,122 in August, up 51 percent. The all-new Taurus debuted a year ago and has posted strong year-to-year increases every month since introduction. Taurus year-to-date sales are more than double last year’s sales.

●	Although total sales were down slightly from last August, Mustang retail sales are up 15 percent.

Sales Outlook and North American Production
In the fourth quarter of 2010, Ford plans to produce 570,000 vehicles.  In the fourth quarter of 2009, the company Ford produced 574,000.

“The Ford plan is to match capacity with the real demand, and we continue to monitor the key economic indicators as we make adjustments,” Czubay said.

In the third quarter, Ford plans to produce 570,000 vehicles, unchanged from the previously announced level.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 159,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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